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                                                                     EXHIBIT 5.1

                                 April 27, 1998

CKE Restaurants, Inc.
1200 North Harbor Boulevard
Anaheim, California 92801

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") being filed by CKE Restaurants, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $197,225,000 aggregate principal amount of 4 1/4% Convertible Subordinated Notes due 2004 (the "Notes") and 4,091,465 shares of the Company's common stock, $.01 par value (the "Shares"), that may be offered and sold from time to time by the selling securityholders to be named therein.

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     On the basis of the foregoing, we are of the opinion that (i) the Notes have been validly issued and are binding obligations of the Company and (ii) the Shares, when issued upon conversion of the Notes in accordance with the Indenture governing the Notes, as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus, which is a part of the Registration Statement.

                                          Very truly yours,

                                          STRADLING YOCCA CARLSON & RAUTH

                                          /s/ Stradling Yocca Carlson & Rauth